Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Landec Corporation for the registration of Common Stock and to the incorporation by reference therein of our reports dated July 30, 2015, with respect to the consolidated financial statements of Landec Corporation, and the effectiveness of internal control over financial reporting of Landec Corporation, included in its Annual Report (Form 10-K) for the year ended May 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

October 16, 2015